Exhibit (a)(1)(D)

U.S. CASH OFFER

(the “U.S. Offer”)

for

American Depositary Shares, representing shares of common stock (“ADSs”)

of

ENDESA AMÉRICAS S.A.

by

ENERSIS AMÉRICAS S.A.

for

cash in the amount Ch$ 9,000 (nine thousand Chilean pesos), without any interest, payable in U.S. dollars based upon the weighted average exchange rate for the foreign currency conversions of such Chilean peso amounts effected by Banco Santander Chile on behalf of Enersis Américas S.A. on the next business day that the foreign exchange market is open in Chile subsequent to the announcement of the results of the U.S. Offer, and less any applicable distribution fees and withholding taxes.

THE PERIOD FOR TENDERING ADSs HELD THROUGH

THE DEPOSITORY TRUST COMPANY (“DTC”) IN THE OFFER

WILL BEGIN ON SEPTEMBER 14, 2016 AND

WILL EXPIRE AT

4:30 PM (NEW YORK TIME) ON OCTOBER 28, 2016,

UNLESS THE OFFER IS EXTENDED (THE “DTC TENDER PERIOD”).

ADSs TENDERED ON OR PRIOR TO THE EXPIRATION OF THE DTC TENDER PERIOD MAY NOT BE WITHDRAWN EXCEPT AS DESCRIBED IN THE OFFER DOCUMENT

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enersis Américas S.A. (“Enersis Américas”), is making an offer (the “U.S. Offer”) for all issued and outstanding American Depositary Shares representing shares of common stock (“ADSs”) of Endesa Américas S.A., a company incorporated under the laws of the Republic of Chile (“Endesa Américas”), upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase, dated September 14, 2016 (the “Offer Document”). The U.S. Offer being made for each outstanding ADS is Ch$ 9,000 (nine thousand Chilean pesos) per ADS, without any interest, payable in U.S. dollars based upon the weighted average exchange rate for the foreign currency conversions of such Chilean peso amounts effected by Banco Santander Chile on behalf of the Purchaser on the next business day that the foreign exchange market is open in Chile subsequent to the announcement of the results of the U.S. Offer, and less any distribution fees of US$0.05 per ADS payable to Citibank, N.A., as depositary for the ADSs, fees of financial intermediaries, and withholding taxes that may be applicable. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold ADSs in your name or in the name of your nominee.

Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

1.	The Offer Document, dated September 14, 2016; and

2.	A printed form of letter which may be sent to your clients for whose accounts you hold ADSs, with space provided for obtaining such clients’ instructions with regard to the U.S. Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE AS THE DTC TENDER PERIOD WILL EXPIRE AT 4:30 PM, NEW YORK TIME, ON OCTOBER 28, 2016, UNLESS THE OFFER IS EXTENDED.

Please note the following:

1.	U.S. Tender Agent:

Citibank, N.A. has been appointed as U.S. Tender Agent by Enersis Américas for the ADSs to be tendered in connection with the U.S. Offer. Any questions you may have with respect to the ways in which ADSs may be tendered in the U.S. Offer to the U.S. Tender Agent should be directed to the Information Agent for the U.S. Offer, Georgeson at +1 (866) 682-6148 (American and International Toll Free Helpline).

2.	Securities Subject to the U.S. Offer:

The U.S. Offer is being made for all issued and outstanding ADSs of Endesa Américas. Holders of ADSs validly tendered in the U.S. Offer will receive cash in the amount of the U.S. dollar equivalent of Ch$ 9,000 for each ADS tendered, without interest and less any applicable distribution fees and withholding taxes.

3.	Method for Tender:

If you hold ADSs through DTC and you wish to tender those ADSs in the U.S. Offer, you will need to (i) send an Agent’s Message to the U.S. Tender Agent, and (ii) transfer the ADSs being tendered by book-entry transfer in DTC to the U.S. Tender Agent in accordance with the instructions set forth in the Offer Document. See Section 4. “Procedures for Accepting the U.S. Offer — Holders of ADSs” in the Offer Document.

4.	Guaranteed Delivery Procedures:

The U.S. Tender Agent has established Guaranteed Delivery Procedures to enable you to tender your ADSs to the U.S. Tender Agent in cases where (i) your ADSs are not immediately available, (ii) the procedures for book-entry transfer through DTC cannot be completed immediately or (iii) all required documents cannot immediately be delivered to the U.S. Tender Agent. See Section 4. “Procedures for Accepting the U.S. Offer — Holders of ADSs” in the Offer Document.

5.	Withdrawal Rights:

ADSs tendered on or prior to the expiration of the DTC Tender Period may be withdrawn as described in the Offer Document. See Section 5, “Tender Withdrawal Rights”.

6.	Delivery of Offer Price:

Notwithstanding any other provision of the U.S. Offer, delivery of the cash consideration for the ADSs tendered in the U.S. Offer will in all cases be made only after timely receipt (i) by the U.S. Tender Agent of confirmation from Enersis Américas that (a) the U.S. Offer has been declared unconditional and (b) it will accept the ADSs validly tendered in the U.S. Offer, and (ii) cash in the amount Ch$ 9,000 (nine thousand Chilean pesos) per ADS, without any interest, payable in U.S. dollars based upon the weighted average exchange rate for the foreign currency conversions of such Chilean peso amounts effected by Banco Santander Chile on behalf of Enersis Américas S.A. on the next business day that the foreign exchange market is open in Chile subsequent to the announcement of the results of the U.S. Offer, and less any applicable distribution fees and withholding taxes that may be applicable, to pay for the ADSs following the date on which the U.S. Offer is declared unconditional by Enersis Américas, in each case, pursuant to the procedures set forth in Section 4. “Procedures for Accepting the U.S. Offer — Holders of ADSs” in the Offer Document.

Any inquiries you may have with respect to the U.S. Offer should be addressed to the Information Agent, Georgeson at 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, or call +1 (866) 682-6148 (American and International Toll Free Helpline).

Requests for additional copies of the enclosed materials may also be directed to the U.S. Tender Agent at the above address and telephone number.

September 14, 2016

Very truly yours,

Enersis Américas S.A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF ENERSIS AMÉRICAS, ENDESA AMÉRICAS, THE U.S. TENDER AGENT OR ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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